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                               [AIRGAS LETTERHEAD]

                               July 24, 1992



Peter McCausland
Chairman and Chief Executive Officer
Airgas, Inc.
Five Radnor Corporate Center
Radnor, PA  19087

     RE: Severance Payments

Dear Peter:

     On behalf of the Nominating and Compensation Committee of Airgas, Inc., I am writing to inform you of the Committee's final decision regarding severance payments following the end of your employment agreement on April 1, 1992. The Committee has agreed on the following:

     1. Severance. Upon termination of employment with Airgas, Inc., you shall receive (a) a lump sum payment of two times your annual salary (b) continuation of health insurance and other employee benefits for a period of three years and (c) automatic full vesting of all previously granted stock options.

     2. Termination. The severance provisions described immediately above would be applicable in the event Airgas terminates your employment for any reason other than material dishonesty (i.e., criminal misconduct). "Termination" is meant to include constructive termination resulting from a change in control. "Change in control", for the purposes of these severance provisions, includes (a) replacement by a new chief executive officer, (b) acquisition of 20 percent of the common stock by any third party or (c) election of an individual to the Board who is not recommended by unanimous vote.

     The Committee has determined that these severance provisions shall remain in effect from year to year during such time as you remain the Chief Executive Officer of Airgas. The provisions described in this letter supersede those in your prior employment agreement but, nevertheless, shall have no effect on the Board's previous commitments regarding your incentive bonus formula or stock option grants.

                               Sincerely,

                               /s/ John A.H. Shober
                               ______________________________
                               John A.H. Shober
                               Chairman of the Nominating and
                               Compensation Committee